99.1           Press Release, dated August 12, 2011

HWI Global, Inc. Announces Q2 2011 Financial Results

Pittsburgh, PA - August 12, 2011 – HWI Global, Inc. (OTC.BB:HWIC), a leader in clean room design engineering and construction servicing clients in the life science, health science, nanotechnology, microelectronics and aerospace industries, today announced results of operations for the second quarter of 2011.

Deric Haddad, President and Chief Executive Officer stated, “During the second quarter of 2011, contract revenues totaled approximately $1.0 million as compared to approximately $.7 million, a 43% increase representing continued delivery on our contracts for clean room design and installation with several customers. Gross profit for the second quarter of 2011 of $351,559 reflects a twofold increase from the 2010 second quarter gross profit of $173,997, resulting from completion of some lower margin projects.  Operating expenses also increased in the second quarter of 2011 to $433,026 from $308,373 in the second quarter of 2010.  Our net loss was reduced from $141,204 in the second quarter of 2010 to $87,108 in the second quarter of 2011. ”

Mr. Haddad continued, “Contract revenues for the first six months of 2011 slipped a bit from approximately $2.1 million in 2010 to approximately $1.8 million in 2011 primarily reflecting a customer delay in one large project, which we were not able to replace with substitute work on short notice.  Gross profit for the first six months of 2011 was $393,759 as compared to $702,297 in the prior year period, reflecting the impact of lower margin projects completed during the first quarter of 2011, and increased costs that we were not able to pass along to our customer.  Operating expenses also increased in the first six months of 2011 to $909,265 from $590,161 in the 2010 prior year period.  The impact of the lower gross profit and increased operating expenses caused our net income of $106,799 for the first six months of 2010 to move to a net loss of $528,482 for the same period in 2011.”

Mr. Haddad concluded, “We are excited about HWI’s contract backlog and customer opportunities for the future. We expect the hard work put in to improving the Company’s financial condition and access to capital will enable us to successfully pursue our growth plan.”

In July 2011, HWI entered into an agreement with a private investor for up to $1,000,000 in equity funding.  Pursuant to the agreement, shares of HWI common stock will be sold to this investor at a price of $0.35 per share in tranches of $250,000 commencing August 15, 2011, and quarterly thereafter subject to the Company’s ability to meet certain conditions including, among other requirements, filing quarterly and other reports with the SEC on a timely basis and additional requirements necessary to maintain the OTC.BB listing in good standing.

HWI’s primary secured lender recently notified HWI that the Company’s line of credit facility, which matured on March 26, 2011, was in default and demanded payment in full.  As of June 30, 2011 the amount due was $526,961.76.   This week, HWI entered into a forbearance agreement with this lender which restructures the repayment obligations to require repayment of the outstanding amounts over the balance of 2011 and into the beginning of 2012.  The Company does not currently have sufficient cash to satisfy these repayment obligations, but does believe that cash flow from operations and cash proceeds from the sale of equity securities expected in the future will be sufficient to make the payments when due.

About HWI Global, Inc.

HWI Global, Inc. is a leader in clean room design engineering and construction servicing clients in the Life Science, Health Science, Nanotechnology, Microelectronics, and Aerospace industries. Since its incorporation in 2004, HWI Global has effectively constructed classified facilities for R&D, food & beverage, contract manufacturers, and OEM providers.  From low volume sterile compounding to high volume manufacturing and packaging applications, HWI Global provides value-engineered solutions for any custom clean room condition.  HWI Global and its network of subject matter experts – from leading architects, engineers, facilities planners, and specialized installers – effectively design and construct state-of-the-art clean environments in a "turnkey" fashion.  For more information, please visit our website at www.hwicleanrooms.com

Forward-looking Statements

Except for the historical information and discussions contained herein, statements contained in this release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Our forward-looking statements are subject to risks and uncertainties. The risks and uncertainties that could cause actual results to differ materially, include, among others, limited access to capital, additional financing requirements, competition, the ability to attract and retain qualified employees, the ability to execute our strategy, the uncertainty of our future operating performance, the inability to manage growth, compliance with government regulations and legal liabilities, the effect of economic conditions in the business sectors in which we operate, and other uncertainties described in the Company's filings with the Securities and Exchange Commission. Many of these factors are beyond our ability to predict or control. In addition, as a result of these and other factors, our past financial performance should not be relied on as an indication of future performance. The Company does not assume any obligation to update any forward-looking statements or other information contained in this news release.

HWIC is a member of EquityGroups The Investors Social Network

Contact:

Investor Relations:
Mark Kabbash
646-408-2661
mark.kabbash@equitygroups.com
or
Media Relations:
Jerry Jennings
561-881-7318
jerry@emersongerard.com

HWI GLOBAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - (UNAUDITED)

	3 Months Ended June 30,		6 Months Ended June 30,
	2011	2010	2011	2010
Contract revenues earned	$1,004,095	$700,557	$1,797,907	$2,084,963
Cost of revenues earned	652,536	526,560	1,404,148	1,375,666
Gross Profit	351,559	173,997	393,759	709,297
Total Operating Expenses	433,026	308,373	909,265	590,161
Operating (Loss) Income	(81,467)	(134,376)	(515,506)	119,136
Interest expense	(5,641)	(6,828)	(12,976)	(12,337)
Net (Loss) Income	$(87,108)	$(141,204)	$(528,482)	$106,799
Net (Loss) Income per share – basic and diluted	--	--	--	--
Weighted average shares outstanding – basic and diluted	94,032,487	93,934,169	94,032,487	93,934,169